Exhibit 99.2

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

PRESENTATION

Operator

Good morning. My name is Christy, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation First Quarter 2019 Earnings Conference Call. (Operator Instructions)

I'll now turn the call over to Mr. Siegel.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Good morning, and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2019 conference call. By this time,everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks regarding our first quarter of fiscal year 2019. Tracy will then review the first quarter results for the three-month period ended January 31, 2019 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

OCC's net sales and gross profit during the first quarter of fiscal year 2019 were impacted by initiatives we implemented to increase throughput and efficiency at our Roanoke facility, in order to meet increased demand for our products over the short- and long-term. These initiatives, which include the expansion, training and restructuring of our manufacturing workforce, and changes to certain processes, resulted in certain short-term throughput constraints and inefficiencies in the first quarter, particularly increased labor-related costs.

Every effort is being made to eliminate the future impact to cost of goods sold from the implementation of these initiatives and to realize the anticipated benefits of these initiatives to increase manufacturing throughput and enhanced operational efficiency, and to support increased sales volume.

Demand for OCC's comprehensive suite of innovative and integrated solutions continues to show strength, particularly in a number of our specialty markets. And we are taking action, including our operational initiatives, to meet this increasing product demand.

We continue to focus on expense management and appropriate investment in personnel and initiatives that we believe are necessary for future growth and shareholder value creation.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Our sales order backlog and forward load, particularly for our fiber optic cable products, was higher than usual at the end of the first quarter and into the second quarter, an indication of our market strength. As of January 31, 2019, our total sales order backlog/forward load was $10 million, or approximately 5 to 6 weeks of net sales, on a trailing 12-month basis. By comparison, our sales order backlog/forward load was $8 million, or approximately 7 to 8 weeks of net sales, on a trailing 12-month basis as of October 31, 2018, the end of our fiscal year.

We're excited about the opportunities we see for fiscal 2019 and beyond. As we move forward, we are focused on executing our current growth strategies and initiatives in targeted markets to meet the needs of our diverse customer base. And we are confident that the actions we are taking will position OCC to deliver enhanced value for shareholders.

And with that, I will now turn the call over to Tracy Smith, who will review some of the specifics regarding our first quarter financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2019 were $16.8 million, a decrease of 4.6%, compared to net sales of $17.6 million for the first quarter of fiscal 2018. We experienced a decrease in net sales in both our specialty and enterprise markets in the first quarter of fiscal 2019, compared to the same period last year. The net decrease in the specialty markets reflects $1.2 million in net sales related to a military project during the first quarter of last year that did not recur this year.

Net sales to customers in the United States decreased 2% in the first quarter of fiscal 2019 compared to the same period last year, and net sales to customers outside of the United States decreased 14.1% compared to the same period last year. OCC's sales order backlog/forward load was $10 million at the end of the first quarter, higher than typically would be expected.

Turning to gross profit. Gross profit was $3.6 million in the first quarter of fiscal 2019 compared to $5.2 million in the first quarter of fiscal 2018. Gross profit margin, or gross profit as a percentage of net sales, was 21.3% in the first quarter of fiscal 2019 compared to 29.8% in the first quarter of fiscal 2018.

OCC's decrease in net sales and gross profit during the first quarter of fiscal year 2019, when compared to the same period last year, is primarily due to the negative impact of throughput constraints and inefficiencies in our Roanoke facility that resulted from the expansion, training and restructuring of our manufacturing workforce and from certain process changes, initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term.

While every effort is being made to eliminate the initial negative impact and realize the anticipated benefits of these initiatives, we may continue to see some negative impacts on our net sales and gross profit margin during our second quarter.

SG&A expenses increased 21.9% to $6.8 million during the first quarter of fiscal 2019 compared to $5.6 million for the same period last year. SG&A expenses as a percentage of net sales were 40.4% in the first quarter of fiscal 2019 compared to 31.7% in the first quarter of fiscal 2018.

The increase in SG&A expenses was primarily the result of increases in employee related costs totaling $1.1 million. The largest increase in employee related costs was a result of share-based compensation expense of $862,000 in the first quarter of fiscal year 2019, an increase of $749,000 compared to the same period in fiscal year 2018, as a result of previously granted long-term, performance-based equity grants that vested on January 31, 2019.

The higher share-based compensation expense incurred in the first quarter of fiscal year 2019 is not expected to recur in the remaining three quarters of fiscal year 2019. Additionally, long-term performance-based equity grants, normally considered for grant to employees in January of each year, were not made in January 2019.

OCC recorded a net loss of $3.3 million, or $0.44 per basic and diluted share, for the first quarter of fiscal 2019, compared to a net loss of $410,000, or $0.06 per basic and diluted share, for the first quarter of fiscal 2018.

As of January 31, 2019, we had outstanding borrowings of $4.8 million on our revolving credit note and $2.2 million in available credit. We also had outstanding loan balances of $6.4 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we are only taking live questions from institutional investors and analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And you have a question from Hugh MacMillan of Highlands Pacific.

Hugh MacMillan – Highlands Pacific

Yes, please. Neil and Tracy, if you could just talk a little bit -- you are, obviously, making big investments. And even those sales and even adjusting for the backlog increase, if not increased, at nearly the pace in the fourth quarter. And I just wanted to ask if you could just sort of lay out what you're seeing in your specialty markets that's sort of the driver behind your optimism and your expected growth to make those investments?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. Thanks Hugh, appreciate the question. We've seen, OCC has a very diverse sales customer base, both from an industry standpoint, geographically as well as by individual customer. And so what we've been seeing in some of our specialty markets is a particular level of strength because of the solutions we've put together. You'll notice also, in the first quarter of this year that we had a -- compared to last year, we had a significant military order that did not recur in this first quarter. And so if you take out some of those differences and others that are not, we won’t go into specifics, we believe that there's a fair amount of strength in our ongoing business. I think also what we've disclosed on many occasions is that the first half of the year tends to be slower for us than the second half of the year, and so based on -- and so that's not unusual for us to see it a little bit slower in that first half of the year. If you recall, last year, we grew sales at about 37% and an increase in gross profit about 34%, and it's going through that process and the growth that we saw last year, we also saw where we needed to make some investments, so that we could ensure that we have the capability to fully serve our customers. And so that's what's generating the need for those investments as well as our optimism.

Hugh MacMillan – Highlands Pacific

Great, appreciate it. Thank you, Neil. And the seasonality, can you just -- sort of, what drives that level of typical seasonality that you -- where you see the back half being a stronger, typically, part of the year?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

There's a number of things that have driven that over the years. Now last year we really didn't experience it at the same level. And again, that goes back to the fact that we're selling into diverse markets, both by industry, geography and individual customers. And so seasonality can be overridden by significant changes in any of those groups of customers or geographies or industries. But as a general rule, taking out those kind of anomalies that occur in the first half-- the first quarter for us is November, December and January. So you are in the winter months and they are also high holiday months, and we've typically seen sales into our customer base as not being as high during that first quarter. And that normally carries onto the second quarter, too, which ends in April.

Hugh MacMillan – Highlands Pacific

Great, thank you very much, appreciate it.

Operator

(Operator Instructions) And we have no further questions at this time. I'll turn the call back over to Neil for any additional or closing remarks.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Christy. We also get questions sometimes submitted by individual investors. And I think we have some of those today. Andrew, could you?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Yes, Neil. In advance of today's call, two shareholders submitted some questions. Actually, both of those shareholders asked about 5G. So let's start there. They asked what kind of interest are you seeing? And is that going to be a tailwind for OCC?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. We believe that 5G is a significant opportunity, an important opportunity for OCC. And we're taking steps so that we can be positioned in our markets and our channels that will allow us to participate in that. And we're excited about those opportunities. It's hard for us to predict exactly what that's going to look like compared to prior roll outs, other than it seems based, at least on the technology, that 5G should be much more significant than prior wireless carrier roll outs. That's not to say that OCC will necessarily realize that significant increase, but certainly, we're doing everything we can to take advantage of that.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. The second shareholder who submitted questions did ask about 5G, but also submitted about 17 other questions. So we'll try to move through them quickly. The first group of questions related to new investors in OCC stock, including some prominent individual investors. And he asked how these investments came about? What they might mean for the company? And whether these shareholders are -- how involved they are in the company's operations and oversight?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well we're, obviously, very appreciative and pleased that -- to have some new investors and some new interest in OCC. We believe that hopefully demonstrates their confidence in our business model as well as the opportunities that OCC is positioning itself for over the longer term. We've always tried to manage OCC with a view towards the longer term as opposed to quarter-to-quarter. We don't have any formal advisory role with any of our shareholders other than the board members who are shareholders and the management team that are shareholders. But we do keep an open dialogue with all of our shareholders and welcome those conversations as they choose to engage with us, and we'll continue to do so.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. The next question was whether the company has received any unsolicited acquisition proposals? Can you comment on that?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

No, we don't ever comment on any M&A strategy or any sort of conversations or approaches that people have with us, and I think that that's very typical of any company, quite frankly – that’s a public company. We are very committed to focusing on what's best for our shareholders and the long-term value of our shareholders. And we've also, have demonstrated our alignment with all of our shareholders through the investments and the ownership that our board has and that our management team has. So we're fully committed to making sure that shareholders are receiving the maximum appropriate value over the longer term and making sure we're doing everything to create that value. But I can't comment specifically on any sort of unsolicited acquisition proposals or any other things of that nature.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. The next group of questions are related to cash at the quarter-end being lower than in the prior quarter. And there are also -- he also submitted several questions related to the cost of the initiatives taking place in the first quarter and the breakdown of how much of that was SG&A and cost of goods spending? Can you provide any more clarity on that?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I can, and Tracy may want to jump in here and make a couple of comments. I think it's important -- one thing that's important based on the question that you've mentioned, Andrew, is that the initiatives that we've had in place are substantially reflected in cost of goods sold. And the SG&A substantially reflects the additional charge that we had in the first quarter related to the high-growth we had, particularly in our performance last year, for shares that were still subject to forfeiture until the end of January, which is the end of our first quarter. Did you want to comment,Tracy, anything on cash or...?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I don't really have anything specific to comment on related to cash, but I will say that there's some additional discussion that might be found later when we file our Form 10-Q, which we anticipate doing later today.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. The next set of questions are related to plans for future stock-based compensation. And I guess, capital allocation, more broadly, around share repurchases and/or dividends. Can you talk about that?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. So stock compensation has always been an important part of what the board has considered when compensating the OCC leadership team. And the reason is, is because they truly believe, and I do as well, that by creating that alignment with shareholders and having the leadership team have risk -- wealth at risk in OCC's results creates that alignment, and that's an important thing to have. We have not granted shares this January like we normally did. We thought that that was appropriate, given some of the initiatives we have underway and some of the impact we saw that might have as we got to the end of January. We do have the situation with our stock comp -- the way we structure our stock comp is by doing restricted shares, and most recently, in the last couple of years, they've all been performance-based shares. And so that's a little bit stronger than some other companies structure their compensation. And -- so that performance-based aspect is very important. We've done it as restricted shares because it helps minimize dilution, and it also helps reduce the expense to OCC relative to other types of equity compensation, like equity, I mean,like option equity as opposed to restricted stock like we use. I know that there was one question in that group of questions, Andrew, that you had mentioned before to me, before the call, about net vesting and how that works. And yes, when the leadership team shares vest, they have the opportunity to either write a check to the company to pay the withholding taxes associated with those restricted shares or to net vest and reduce the number of shares that are vesting in order to pay for those taxes. Historically, a number of us have written significant checks to the company in order to pay for that, but those are also based on individual situations and timing as to whether that's appropriate. Again, that goes back to the fact that we structure our equity compensation in a way that we believe is best for the company and appropriate. Restricted stock, because of this tax feature, is not as advantageous to the leadership team as stock options would be, which would allow for deferring of taxes. But we believe it's appropriate and it works for OCC, and we believe it works for our shareholders.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

The next question, Neil, was related to the backlog at the end of the year. The shareholder thanked you for disclosing sales backlog at the end of the first quarter and asked where it stood at the end of -- if you could disclose that going forward? And where was the backlog at the end of the fiscal year?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. We -- in our opening remarks or prior remarks, Tracy did note the backlog at the end of October of $8 million. At OCC, we've always been very committed to making sure we make disclosures that we believe are meaningful to our shareholders and that provide information and guidance. And so sometimes we will disclose backlog because we believe it's an indication of a piece of information a customer -- excuse me, the shareholders would like to know and in other cases where we don't believe that provides significant information we haven't disclosed it. But as you'll see in the Q, which we plan on filing later today, as well as referring back to Tracy's earlier remarks, we have disclosed it in this instance because we thought that it provided at least some indication that OCC, despite a small decrease in net sales in the first quarter of this year compared to the same quarter of last year, is a good indication of our strength from a sales standpoint.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

The next question, Neil, little change of speed here. Asked about if the board has ever considered separating the Chairman and CEO roles?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew. Our board, I'm very proud of this, has been very committed to appropriate governance and we take a lot of pride in that, particularly even as a smaller reporting company. As a smaller reporting company, some of those best governance practices, and the time it takes to be a public company, take a lot of time. But our board is committed to going through those processes and looking at them and making sure we're doing what makes sense, what's best for the shareholders and best for the company. The board does look at these sorts of issues every year as part of its corporate governance, and we talk about that in our proxy statement, which has already been filed. And so if someone has an interest in some of the considerations, they can go back and look at the proxy statement for some information. But generally what we've found, and it's not unusual for a smaller reporting company, is that it's less necessary and we're not sure of the additional benefit that would be achieved by separating those roles.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. The next question related to who you think are your peer companies. I know you don't disclose any specific list. Can you comment on peers?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. So typically when people are talking about peers, they're talking about other public companies that are comparable to OCC. We can also talk about peers in terms of competitors, and OCC is privileged to be in many, many different markets, in the specialty side of our business as well as in the enterprise side of our business. And what's interesting is that, from a competitive standpoint, our competitors are very varied even in those different markets. So the enterprise side of the business, we have various different competitors, including Corning and CommScope and others, and we talk about these in our 10-K. In other specialty markets, we have different competitors. And we are very fortunate in all of the markets we play in and to have a significant role, despite being a much smaller company. Now when it comes to talking about peers from a public company standpoint, despite the fact that OCC does have the strong presence from a market standpoint, in fiber optic, in connectivity, in copper and copper connectivity in the markets in which we play, we are -- our peers from a public company standpoint are much, much bigger than us. And so it's hard to look at other public companies and compare them as an apple-to-apple comparison to Optical Cable Corporation.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks. The next question was about, at the local operating plant level, can you breakdown the value produced by your 3 major locations and separately the cost of corporate? What kind of a breakdown or more detail can you offer there? They were also asking about capacity utilization at each plant?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. We don't -- for competitive reasons, we don't really provide that kind of granular information about individual plants. The other reason why it's -- what's useful to know about OCC is, because of those products that we produce, those different plants are so interrelated it’s part of the systems approach. We don't really look at those or try to separate those out as different businesses. So the products that are made in Dallas are connected and fill the systems to -- in the specialty markets to fiber optic cable that's made in Roanoke and products that are made in Roanoke are connected with products that are made in Asheville for the enterprise market. And so as your -- at some level, it doesn't make sense to break things out into that component level either, but really think of it as a complete system.

Transcript: OCC –Q1 2019 Earnings Conference Call - 03/12/19 10:00 AM

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. The final question was asking for a breakdown in the business and revenue sold through distributors versus OEM sales?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I don't have any specifics that we would typically share about our breakdown among different types of customers. But I would say that our distribution partners are truly strategic partners for OCC. And we work very closely with them and make every effort to work through distribution as we go to market through our channels. And we believe that adds value for OCC and for our distributors’ customers, who are ultimately either the installers or the end-users of OCC's products. There are certain limited markets where distribution is not the way customers typically buy products at all and in those cases, we would typically not go through distribution.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. I'll turn it back to you for closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew. I'd like to thank everyone for listening to our first quarter conference call today. As always, we appreciate your time and interest in OCC. As you may or may not have been able to note, I have a head cold today, and so I apologize for you all having to suffer through whatever inconvenience that caused you today. We appreciate your time and interest in OCC, and thank you for being on the call today.

Operator

Thank you. This does conclude today's conference call. You may now disconnect.